UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2022

CorpHousing Group Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41473	82-3334945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 Biscayne Blvd, Suite 253, Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (833) 723-7368

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	CHG	The Nasdaq Stock Market LLC

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 30, 2022, CorpHousing Group Inc. (the “Company” or “we” and related pronouns), entered into a securities purchase agreement (the “September 2022 Investor Purchase Agreement”) with a private investor under which we sold or may sell, in a series of private placements (the “September 2022 Investor Financing”) up to an aggregate of $2,875,000 principal amount of 15% original issue discount notes (“September 2022 Investor Notes”) and five-year warrants (“September 2022 Investor Warrants”) to purchase up to an aggregate of 718,750 shares of our common stock at a per-share exercise price of $4.00. The September 2022 Investor Notes bear interest at 5% per annum, with all accrued interest payable at maturity.

At the time of execution of the September 2022 Investor Purchase Agreement, we closed on $1,408,750 principal amount of September 2022 Investor Notes (the “First Closing Notes”) and issued September 2022 Investor Warrants to purchase 352,188 shares of common stock for gross proceeds of $1,225,000 (giving effect to the 15% original issue discount). The First Closing Notes mature on September 30, 2023.

The September 2022 Investor Financing continues our existing relationship with the investor to which we previously sold, in private placements, 15% original issue discount notes (“Prior Investor Notes”) and five-year warrants (“Prior Investor Warrants”). As of the date of this Current Report and giving effect to the September 2022 Investor Financing closed to date, we have approximately $5,033,750 aggregate principal amount of September 2022 Investor Notes and Prior Notes outstanding, and warrants to purchase an aggregate of 1,789,688 shares outstanding.

All of the September 2022 Investor Notes (together with the Prior Notes) are and will be secured by a first priority security interest in all of our assets until such time as such notes are repaid or converted into our common stock under the terms thereof. The September 2022 Investor Notes are convertible at the election of the holder into shares of our common stock at a conversion price per share of $4.11. The Prior Notes are similarly convertible at a conversion price per share of $3.00.

The proceeds of the September 2022 Investor Financing will be used to fund letter-of-credit based security deposits for newly leases properties (collectively, the “New Properties”).

We may prepay the September 2022 Investor Notes (pro ratably with the Prior Notes) in whole or in part at any time or from time to time, upon at least five (5) business days prior written notice to the note holders, during which period such holders shall have the opportunity to exercise certain conversion rights as further described herein. If we exercise our right to prepay the notes, we shall make payment to the holders within three (3) business days after such five (5) business day period of an amount in cash equal to the sum of the then outstanding principal amount of the notes and accrued interest thereon, plus a prepayment premium equal to 15% of the principal amount of the notes to be prepaid.

As additional consideration to investors in the September 2022 Investor Financing, we granted revenue participation rights to the investor for a share, typically 5% to 10% in the first five years of the relevant lease, and 1% thereafter, of the quarterly revenues generated by the New Properties funded by such investor’s investment, during the initial term of the subject lease relating to such property (including any prescribed extensions thereof). Our obligation to pay such revenue share with respect to the properties funded with the First Closing Notes commences with the quarter ending December 31, 2022 and shall continue for each calendar quarter thereafter during the term of the applicable lease. Each such payment shall be made within 10 days of the filing of our quarterly report on Form 10Q or annual report on Form 10K, as applicable.

Item 3.02.	Unregistered Sales of Equity Securities

The information set forth above in Item 2.01 of this Current Report is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description
4.1†	Form of September 2022 Investor Warrant
10.1†	Form of September 2022 Investor Note
10.2†	Form of September 2022 Investor Purchase Agreement
10.3†	Amended and Restated Security and Guaranty Agreement
10.4†	Amended and Restated Registration Rights Agreement

†	Certain of the exhibits and schedules to this agreement have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2022	CORPHOUSING GROUP INC.

	By:	/s/ Brian Ferdinand
Name: Brian Ferdinand
Title: Chief Executive Officer and Chairman